Filed Pursuant to Rule 424(b)(3)

Registration No. 333-252814

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated March 23, 2021)

HIMS & HERS HEALTH, INC.

174,516,077 Shares of Class A Common Stock

3,904,086 Warrants to Purchase Shares of Class A Common Stock

10,612,401 Shares of Class A Common Stock Underlying Warrants

This prospectus supplement supplements the prospectus dated March 23, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-252814). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on May 4, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (A) up to 174,516,077 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), consisting of (i) up to 7,500,000 shares of Class A common stock issued in a private placement pursuant to subscription agreements entered into on September 30, 2020; (ii) up to 3,773,437 shares of Class A common stock issued upon consummation of the Business Combination (as defined in the Prospectus), in exchange for our Class B ordinary shares originally issued in a private placement to Oaktree Acquisition Holdings, L.P.; (iii) up to 136,191,471 shares of Class A common stock issued to former stockholders and advisors of Hims, Inc.; (iv) up to 8,377,623 shares of Class A common stock reserved for issuance by us upon conversion of Class V common stock held by trusts affiliated with Andrew Dudum, our Chief Executive Officer; (v) up to 14,153,520 shares of restricted Class A common stock issued in connection with the Business Combination and subject to certain stock price-based vesting conditions; (vi) up to 615,940 shares of Class A common stock reserved for issuance by us upon exercise of assumed warrants to purchase Class A common stock held by former warrant holders of Hims, Inc. and (vii) up to 3,904,086 shares of Class A common stock that are issuable upon exercise of the private placement warrants and business combination warrants (each as defined in the Prospectus); and (B) up to 3,904,086 warrants.

In addition, the Prospectus and this prospectus supplement relate to the offer and sale of up to 6,708,315 shares of Class A common stock that are issuable by us upon the exercise of 6,708,315 warrants (the “public warrants”) that were previously registered by the holders thereof. Additionally, this prospectus relates to the offer and sale of (i) up to 3,012,500 shares of Class A common stock issuable by us upon exercise of 3,012,500 warrants to purchase shares of Class A common stock originally issued to the Sponsor (as defined in the Prospectus) in a private placement by the holders thereof and (ii) up to 891,586 shares of Class A common stock issuable by us upon exercise of 891,586 warrants to purchase shares of Class A common stock issued or issuable to former stockholders of Hims, Inc. by the holders thereof other than the initial holders.

Our Class A common stock and public warrants are listed on the New York Stock Exchange under the symbols “HIMS” and “HIMS WS,” respectively. On May 3, 2021, the closing price of our Class A common stock was $11.65 and the closing price of our public warrants was $3.12.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 13 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 5, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2021

HIMS & HERS HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38986	98-1482650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2269 Chestnut Street, #523 San Francisco, California		94123
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 851-0195

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Class A common stock, $0.0001 par value	HIMS	New York Stock Exchange
Redeemable Warrants, each whole warrant exercisable for one share of Class A common stock	HIMS WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition

The information set forth under Item 4.02(a) is incorporated into this Item 2.02 by reference.

Item 4.02(a)	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On April 12, 2021, the Staff of the Securities and Exchange Commission (the “SEC”) issued a public statement (the “Staff Statement”) that highlighted the complex nature of warrants issued in connection with the formation and initial public offering of a special purpose acquisition company (“SPAC”) and the potential related accounting and reporting considerations. The Staff Statement informed market participants that warrants issued by SPACs may require classification as a liability of the entity measured at fair value, rather than equity.

Based on the Staff Statement, Hims & Hers Health, Inc. (the “Company”) re-evaluated the accounting treatment of the public warrants and private placement warrants (collectively, the “Warrants”) issued in connection with the initial public offering of Oaktree Acquisition Corp. (“OAC”), a SPAC, and recorded in the Company’s consolidated financial statements. The Company concluded that the Warrants did not meet the conditions to be classified within equity under the Staff Statement and should have been presented as a liability and marked to fair value each reporting period. Company management conducted this re-evaluation in consultation with WithumSmith+Brown, PC, the independent registered public accounting firm of OAC during the Non-Reliance Periods (as defined below), as well as an independent valuation expert and the Company’s current independent registered public accounting firm, KPMG LLP.

The historical financial statements of Hims, Inc. are not affected by the Staff Statement. As previously announced, Hims, Inc. and OAC completed their merger on January 20, 2021. Immediately following the merger, OAC changed its name to Hims & Hers Health, Inc. Consistent with industry practice among SPACs, OAC had been accounting for the Warrants within equity, and recorded the Warrants as equity classified in its pre-merger, historical consolidated financial statements. Because the merger was consummated on January 20, 2021, the Form 10-Q for the quarter in which the transaction closed has not yet been filed. However, consistent with the Staff Statement, the Company intends to restate the historical financial statements of OAC such that the Warrants are accounted for as liabilities and marked-to-market each applicable reporting period.

On May 3, 2021, the Company’s board of directors, after considering the recommendations of management and the audit committee (the “Audit Committee”) of the Company’s board of directors, determined that in light of the Staff Statement it was appropriate for the Company to restate the following financial statements previously filed with the SEC: (i) its audited financial statements as of December 31, 2020 and 2019, for the year ended December 31, 2020 and for the period from April 9, 2019 (inception) through December 31, 2019 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and (ii) the condensed consolidated unaudited financial statements included in the Company’s Quarterly Reports on Form 10-Q for (a) the three months ended March 31, 2020, (b) the three and six months ended June 30, 2020, and (c) the three and nine months ended September 30, 2020, the three months ended September 30, 2019 and the period from April 9, 2019 (inception) through September 30, 2019 (collectively, the “Non-Reliance Periods”). Accordingly, the financial statements referred to in the preceding sentence should not be relied upon. Similarly, the related press releases, the Report of the Independent Registered Public Accounting Firm on the financial statements as of December 31, 2020 and 2019, for the year ended December 31, 2020 and the period from April 9, 2019 (inception) through December 31, 2019 and the stockholder communications describing the relevant portions of the Company’s financial statements for the Non-Reliance Periods should no longer be relied upon.

The Company is working diligently with its auditors and an independent valuation expert to finalize the valuation of the Warrants, and file an amendment to its Annual Report on Form 10-K for the year ended December 31, 2020 (the “Form 10-K/A”) reflecting the reclassification of the Warrants for the Non-Reliance Periods as soon as practicable. The adjustments to the financial statement items for the Non-Reliance Periods will be set forth through disclosures in the financial statements included in the Form 10-K/A. In light of the restatement, the Company is reassessing the effectiveness of its disclosure controls and procedures and internal controls over financial reporting as of December 31, 2020. The Company’s management, board of directors and Audit Committee have discussed the matters disclosed in this Item 4.02(a) with WithumSmith+Brown, PC, the independent registered public accounting firm of OAC during the Non-Reliance Period, and the Company’s current independent registered public accounting firm, KPMG LLP.

The Company currently expects that the reclassification of the Warrants will have no impact on its historical liquidity, cash flows, or revenues. On a preliminary basis, and subject to change upon completion of a third-party valuation analysis, for the first quarter of 2021, the Company expects to record less than $5 million of non-cash other expense as a result of mark-to-market accounting and a $30-$35 million warrant liability as of March 31, 2021.

All estimates contained in this report are subject to change as management completes the Form 10-K/A, and the Company’s independent registered public accounting firms have not audited or reviewed these estimates or ranges. An audit of annual financial statements and/or review of quarterly financial statements could result in material changes to these ranges and estimates.

Cautionary Note Regarding Forward-Looking Statements

This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of forward-looking terminology, including the word “expects,” or its negative or other variations or comparable terminology. There can be no assurance that actual results will not materially differ from expectations. Such statements include, but are not limited to, any statements relating to the expected impact of the reclassification on future or historical financial statements.

These statements are based on management’s current expectations, but actual results may differ materially due to various factors. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, further changes in or developments regarding accounting guidance regarding warrants, adjustments to the estimates and ranges shared in this report following review by the Company’s independent auditors, as well as those factors described in the “Risk Factors” section of the Form 10-K/A that we will file with the SEC.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in reports we have filed or will file with the SEC, including the Form 10-K/A.

Item 7.01	Regulation FD Disclosure

The following information is being furnished pursuant to Item 7.01 of Form 8-K. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

On May 4, 2021, the Company issued a press release related to the matters described in Item 4.02(a). A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated May 4, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIMS & HERS HEALTH, INC.

DATE: May 4, 2021	By:	/s/ Andrew Dudum
Andrew Dudum
Chief Executive Officer

Exhibit 99.1

Hims & Hers Health, Inc. Announces Response to Recent SEC Guidance Applicable to Warrants

Issued by Special Purpose Acquisition Companies (“SPACs”)

SAN FRANCISCO - (BUSINESS WIRE) - Hims & Hers Health, Inc. (“Hims & Hers”, NYSE: HIMS), a multi-specialty telehealth platform that connects consumers to licensed healthcare professionals, today announced that, as a result of guidance provided by the Staff of the Securities and Exchange Commission (the “SEC”) on April 12, 2021 for all SPAC-related companies regarding the accounting and reporting for their warrants, it will restate the 2020 and 2019 consolidated financial statements previously issued by Oaktree Acquisition Corp. (“OAC”), as well as the condensed consolidated financial statements included in previously filed quarterly reports (other than the quarterly report filed on August 29, 2019 for the quarterly period ended June 30, 2019). These financial statements, along with the related press releases, the Report of the Independent Registered Public Accounting Firm on the financial statements as of December 31, 2020 and 2019, for the year ended December 31, 2020 and the period from April 9, 2019 (inception) through December 31, 2019 and the stockholder communications describing the relevant portions of the Company’s financial statements for the periods that need to be restated, should no longer be relied upon.

The historical financial statements of Hims, Inc. are not affected by the SEC guidance. As previously announced, on January 20, 2021, Hims, Inc. and OAC, a SPAC, completed their merger. Immediately following the merger, OAC changed its name to Hims & Hers Health, Inc. Consistent with industry practice among SPACs, OAC had been accounting for public warrants and private placement warrants (collectively, the “warrants”) issued in connection with its initial public offering within equity, and recorded the warrants within equity in its consolidated financial statements. Because the merger was consummated on January 20, 2021, the Form 10-Q for the quarter in which the transaction closed has not yet been filed. However, consistent with the recent SEC guidance, Hims & Hers intends to restate the pre-merger, historical financial statements of OAC such that the warrants are accounted for as liabilities and marked-to-market each reporting period.

Hims & Hers currently expects that the restatement will have no impact on its historical liquidity, cash flows or revenues. On a preliminary basis, and subject to change upon completion of a third-party valuation analysis, for the first quarter of 2021, Hims & Hers expects to record less than $5 million of non-cash other expense as a result of mark-to-market accounting and a $30-$35 million warrant liability as of March 31, 2021.

Hims & Hers is working diligently with its auditors and an independent valuation expert to finalize the valuation of the warrants and file an amendment to its Annual Report on Form 10-K for the year ended December 31, 2020 (the “Form 10-K/A”) reflecting the restatement as soon as practicable. All estimates contained in this press release are subject to change as management completes the Form 10-K/A. Hims & Hers’ independent registered public accounting firms have not audited or reviewed these estimates or ranges. An audit of annual financial statements and/or review of quarterly financial statements could result in material changes to these ranges and estimates.

About Hims & Hers Health, Inc.

Hims & Hers is a multi-specialty telehealth platform that connects consumers to licensed healthcare professionals, enabling them to access high-quality medical care for numerous conditions related to mental health, sexual health, dermatology, primary care, and more. Launched in November 2017, the company also offers thoughtfully created and curated health and wellness products. With products and services available across all 50 states and Washington, D.C., Hims & Hers is able to provide access to quality, convenient and affordable care for all Americans. Hims & Hers was founded by CEO Andrew Dudum, Hilary Coles, Jack Abraham and Joe Spector at venture studio Atomic in San Francisco, California. For more information about Hims & Hers, please visit forhims.com and forhers.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of forward-looking terminology, including the word “expects,” or its negative or other variations or comparable terminology. There can be no assurance that actual results will not materially differ from expectations. Such statements include, but are not limited to, any statements relating to the expected impact of the reclassification on future or historical financial statements. These statements are based on management’s current expectations, but actual results may differ materially due to various factors.

These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, further changes in or developments regarding accounting guidance regarding warrants, adjustments to the estimates and ranges shared in this press release following review by Hims & Hers’ independent auditors, as well as those factors described in the “Risk Factors” section of the Form 10-K/A that we will file with the SEC.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in reports we have filed or will file with the SEC, including the Form 10-K/A.

Contacts:

Investor Relations

Bob East or Jordan Kohnstam

Westwicke, an ICR company

HIMS-IR@westwicke.com

Media Relations

Press@forhims.com